Exhibit 99.1

Kona Grill Appoints Berke Bakay as President and CEO

SCOTTSDALE, AZ--(Marketwire -01/30/12) - Kona Grill, Inc. (NASDAQ: KONA - News), an American grill and sushi bar, has appointed Berke Bakay as president and CEO. Bakay succeeds Mike Nahkunst, who is leaving the company for personal reasons.

"Berke Bakay is the right person to lead Kona Grill at this time," said James R. Jundt, chairman of the board of directors. "He has been a very active and positive influence to the company as a director and we think that as the largest shareholder, he is exceptionally motivated to see Kona succeed."

Bakay has served as a director of Kona Grill since October 2009 and serves as investment manager to BBS Capital Fund, L.P, Kona Grill's largest shareholder.

"On behalf of the board of directors and our entire organization, I want to thank Mike for his efforts and contribution to Kona Grill," noted Jundt. "Mike came to Kona in November of 2010 as a member of our board and has played a valuable role in our recent successes."

Bakay commented: "I am looking forward to working with Kona's experienced management team and unit managers to continue building upon our very positive trends."

About Kona Grill
Kona Grill (NASDAQ: KONA - News) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 23 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); Nevada (Las Vegas); New Jersey (Woodbridge); Texas (Austin, Dallas, Houston, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements
Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as "may," "will," "anticipates," "expects," "believes," "intends," "should," or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the company's filings with the Securities and Exchange Commission.

Contact:
Kona Grill Investor Relations
Liolios Group, Inc.
Scott Liolios or Cody Slach
Tel (949) 574-3860
Email Contact